Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Emerson Electric Co.:

We consent to the incorporation by reference in Registration Statement Nos. 333-206096, 333-173933, 333-154362, 333-154361, 333-152917, 333-152916, 333-90240 and 333-46919 on Form S-8 and Registration Statement Nos. 333-200373, 333-110546, 333-52658, 333-84673 and 333-66865 on Form S-3 of Emerson Electric Co. of our report dated November 20, 2017, with respect to the consolidated balance sheets of Emerson Electric Co. as of September 30, 2017 and 2016, and the related consolidated statements of earnings, comprehensive income, equity, and cash flows for each of the years in the three-year period ended September 30, 2017, and the effectiveness of internal control over financial reporting as of September 30, 2017, which report is incorporated by reference in the September 30, 2017 annual report on Form 10-K of Emerson Electric Co.

Our report dated November 20, 2017, on the effectiveness of internal control over financial reporting as of September 30, 2017, contains an explanatory paragraph that states “the valves & controls business was acquired on April 28, 2017 and management has excluded this business from its assessment of internal control over financial reporting as of September 30, 2017. Valves & controls’ total assets and revenues excluded from the assessment represented approximately 20 percent and 4 percent, respectively, of the Company’s related consolidated financial statement amounts as of and for the year ended September 30, 2017.” KPMG LLP’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired business.

/s/ KPMG LLP

St. Louis, Missouri
November 20, 2017